Exhibit 4.63

SECOND AMENDMENT

SECOND AMENDMENT, dated as of October 2nd, 2013 (this "Second  Amendment"), to the Trade Receivables Purchase Agreement, dated as of October 17, 2011 (as amended, supplemented or otherwise modified from time to time, the "Purchase Agreement"), by and between Aegean Marine Petroleum S.A. (the "Seller") and Deutsche Bank AG, New York Branch, as purchaser (the "Purchaser") Unless otherwise defined herein, terms used herein shall have the meanings assigned thereto in the Purchase Agreement.

W I T N E S S E T H:

WHEREAS , the Seller has requested the extension of the Facility Termination Date for an additional period during which a more complete extension can be completed; and

WHEREAS, the Purchaser is willing to agree to such extension only upon the terms and subject to the conditions set forth herein; and

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the Seller and the Purchaser hereby agree as follows:

1.     Amendment to Section 1.1 of the Purchase Agreement. Section 1.1 of the Purchase Agreement is hereby amended as follows by amending the definition of "Availability Termination Date" to read in its entirety as follows:

"Facility Termination Date" means the earliest of (i) November 14, 2013, and (ii) the date on which the Purchaser delivers to the Servicer a notice of termination as a result of a Termination Event in accordance herewith (or the date on which such termination becomes effective automatically pursuant to Section 7).

2.         Representation and Warranties. The Seller, as of the date hereof and after giving effect to the amendments contained herein, hereby confirms, reaffirms and restates the representations and warranties made by it in the Purchase Agreement, all as if made on the date hereof and hereby represents and warrants to the Purchaser that no Incipient Termination Event or Termination Event has occurred and is continuing, either before or after giving effect to the terms hereof. . The Seller hereby represents and warrants to the Purchaser that the execution, delivery and performance of this Second Amendment and any and all other agreements, documents and instruments executed and/or delivered in connection herewith have been duly authorized by all requisite action on the part of the Seller, constitute the legal, valid and binding obligation, enforceable against it in accordance with their terms and will not violate the Seller's organizational or governing documents. No consent or authorization of, filing with, notice to or other act by or in respect of any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Second Amendment. This Second Amendment has been duly executed and delivered on behalf of the Seller.

3.     Conditions to Effectiveness. This Second Amendment shall become effective on the date upon which the Purchaser has received (i) counterparts hereof, duly executed and delivered by the Seller, and (ii) the ratification of the Limited Guarantee by the Guarantor in form and substance satisfactory to the Purchaser, (the date on which the last of such conditions shall have been satisfied being "Effective Date"). The Purchaser shall inform the Seller of the occurrence of the Effective Date.

4.      Limited Effect. The execution, delivery and effectiveness of this Second Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Purchaser under the Purchase Agreement or any other Transaction Document, nor constitute a waiver of any provision of the Purchase Agreement or any other Transaction Document. Except as expressly amended, modified and supplemented herein, all of the provisions and covenants of the Purchase Agreement and the other Transaction Documents are and shall continue to remain in full force and effect in accordance with the terms thereof and are hereby in all respects ratified and confirmed.

5.     Governing Law; Counterparts. (a) This Second Amendment and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

(b)            This Second Amendment may be executed by one or more of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Second Amendment may be delivered by facsimile transmission of the relevant signature pages hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

SELLER	AEGEAN MARINE PETROLEUM S.A.

	By	/s/Spyros Gianniotis
Name: Spyros Gianniotis Title: CFO

	By	______________________________
Name: Title:

PURCHASER	DEUTSCHE BANK AG, NEW YORK BRANCH

	By	______________________________
Name: Title:

	By	______________________________
Name: Title:

SK 23250 0002 1471065